Exhibit 10.3

[YEAR] RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee of the Board of Directors of Office Depot, Inc. (the “Committee” and the “Company”, respectively), upon approval of the Board of Directors of Office Depot, Inc., has on [DATE] (the “Grant Date”) granted you a restricted stock unit award (your “Award”) pursuant to the Office Depot, Inc. 2019 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this [YEAR] Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This Award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Award

You have been granted [NUMBER] restricted stock units subject to the provisions and restrictions contained in the Plan and this Agreement (the “RSUs”). This Award of RSUs represents the right to receive shares of the Company’s common stock (“Common Stock”) on the payment date specified below.

2.	Vesting

The RSUs are fully vested on the Grant Date.

3.	Payment

a.

Time and Form of Payment. Your RSUs shall be paid to you in a single payment in the manner specified in subsection (b) below within thirty (30) days following the earlier of (i) your Section 409A Separation from Service (as defined in Section 14(a) below) with the Company, or (ii) the effective date of a Section 409A Change in Control of the Company (as defined in Section 14(c) below).

b.

Manner of Payment. Generally, the Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Common Stock equal to the number of RSUs. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

4.	Non-Transferability of RSUs

Your RSUs may not be sold, pledged, assigned or transferred in any manner other than upon death to a beneficiary under the Plan or by will or the laws of descent and distribution until the RSUs are paid to you pursuant to Section 3; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

5.	Rights as Stockholder

BOD RSU Award Agreement

a.

Dividends and Other Distributions. If any dividends are paid or other distributions are made on the Common Stock prior to the date on which the RSUs are paid pursuant to Section 3, dividend equivalents or other distribution equivalents (as applicable) shall be credited to a notional account maintained on the books of the Company for your benefit in the same form and amount as if the RSUs were an equivalent number of shares of Common Stock. Any such dividend equivalents or other distribution equivalents shall be paid to you, without interest, at the same time as the RSUs are paid to you pursuant to Section 3(a). To the extent such equivalents are credited on the books of the Company for your benefit as a cash amount, the Company shall make payment of such cash amount to you. To the extent such equivalents are credited on the books of the Company for your benefit as a number of shares of Common Stock, the Company shall make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) that number of shares of Common Stock; such shares will not be subject to any restrictions under this Agreement but may be subject to certain restrictions under applicable securities laws.

b.

Other Rights as Stockholder. Except as specified in Section 5(a) above, you shall have no voting or any other rights as a stockholder of the Company with respect to RSUs. Upon payment of RSUs in shares of Common Stock, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

6.	Conformity with Plan

Your Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that this Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Common Stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan.

By executing and returning the enclosed copy of this Agreement, you agree to be bound by all of the terms of the Plan, and you acknowledge availability and accessibility of the Plan document, the Plan prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Senior Director, Total Rewards, at [NUMBER].

BOD RSU Award Agreement

7.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to issuance pursuant to the RSUs is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which such shares are listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.

The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

8.	Successors

The grant of your Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

9.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Common Stock is listed or quoted).

BOD RSU Award Agreement

10.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

[CONTACT INFORMATION]

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

11.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

12.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By signing this Agreement, you accept the Award in full satisfaction of any and all obligations of the Company to grant restricted stock unit awards to you as of the date hereof.

13.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

14.	Compliance with Section 409A

Your RSUs shall be administered as subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in compliance with Code section 409A and the Department of Treasury regulations and other guidance

BOD RSU Award Agreement

thereunder (collectively, “Section 409A and Related Guidance”). Compliance with Section 409A and Related Guidance shall include the following:

a.

any payment under this Agreement that is triggered by your separation from service other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations thereunder (a “Section 409A Separation from Service”);

b.

if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you on the first business day following the six month anniversary of the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death); and

c.

a “Section 409A Change in Control of the Company” shall mean a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5).

You acknowledge and agree that the Company has made no representation regarding the tax treatment of the Award and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to the Award.

15.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

– signature page follows –

BOD RSU Award Agreement

Please execute the enclosed copy of this Agreement and return it to the Company’s Senior Director, Total Rewards, at the address below to confirm your understanding and acknowledgment of the terms contained in this Agreement:

Office Depot, Inc.
[CONTACT INFORMATION]

Very truly yours,

OFFICE DEPOT, INC.

By:
[NAME]
Senior Director, Total Rewards

Enclosure: Copy of [MONTH YEAR] Restricted Stock Unit Award Agreement for return to Company

Acceptance by Participant of [MONTH YEAR] Restricted Stock Unit Award Agreement:

Signature:

Name:

Date:

BOD RSU Award Agreement